Exhibit 16.1

June 19, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Homeland Resources Ltd. (the “Company”) and we have read and agree with the statements in Item 4.01 of the Company’s Form 8-K dated May 22, 2015 related to the resignation of our firm as the Company’s independent registered public accounting firm.

Very truly yours,

StarkSchenkein, LLP